Calculation of Filing Fee Tables
S-3
ADT Inc.
Table 1: Newly Registered and Carry Forward Securities
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Equity	Common Stock, par value $0.01 per share	457(r)	81,650,000	$ 8.3825	$ 684,431,125.00	0.0001531	$ 104,786.41
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 684,431,125.00		$ 104,786.41
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 104,786.41
Offering Note
[1]	Proposed maximum offering price per unit is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the "Securities Act"). The offering price per share and aggregate offering price are based upon the average of the high and low prices per share of the registrant's Common Stock, as reported on the New York Stock Exchange, on July 23, 2025, a date within five business days prior to the filing of this prospectus supplement. This "Calculation of Registration Fee" table shall be deemed to update the "Calculation of Registration Fee" table in the registrant's Registration Statement on Form S-3ASR (File No. 333-277698), which was filed on March 6, 2024, in accordance with Rules 456(b) and 457(r) under the Securities Act. The prospectus supplement to which this exhibit is attached is a final prospectus for the related offering. Amount registered includes 10,650,000 shares of Common Stock that may be purchased by the underwriters upon the exercise of their option to purchase additional shares.